Exhibit 23.3


June 17, 1999


To the Board of Directors and Stockholders of Glenayre Technologies, Inc.
Charlotte, North Carolina

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of Glenayre Technologies, Inc. for the registration of 1,500,000 shares of its Common Stock under the Glenayre Technologies, Inc. Employee Stock Purchase Plan of our report dated April 22, 1999, relating to the unaudited condensed consolidated interim financial statements of Glenayre Technologies, Inc. that are included in its Form 10-Q for the quarter ended March 31, 1999.



                                            Very truly yours,



                                            Ernst & Young, LLP